Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert Vice President, Investor Relations (214) 303-3437

DEAN FOODS REPORTS STRONG FIRST QUARTER RESULTS

•	Solid Growth Across All Operating Segments

•	Q1 Diluted Earnings per Share of $0.20, Adjusted Diluted Earnings per Share Increase 121% to $0.31

•	Segment Operating Income Increases 31% at WhiteWave, 18% at Fresh Dairy Direct, 13% at Morningstar

•	Corporate Expense Declines on Tight Cost Control

•	Second Quarter 2012 Guidance of $0.28-$0.33 per Adjusted Diluted Share

•	Full Year 2012 Guidance Increased to $1.10-$1.20 per Adjusted Diluted Share

DALLAS, May 9, 2012 – Dean Foods Company (NYSE: DF) today announced strong first quarter results driven by solid growth across all operating segments, and supported by tight expense control. The Company reported first quarter 2012 earnings of $0.20 per diluted share, compared to first quarter 2011 earnings of $0.14 per diluted share. On an adjusted basis, first quarter 2012 diluted earnings per share were $0.31, a 121% increase from the $0.14 per diluted share earned in the prior year’s first quarter.

First quarter consolidated operating income totaled $123 million, compared to consolidated operating income of $106 million in the first quarter of 2011. Adjusted first quarter consolidated operating income totaled $152 million, a 42% increase compared to $107 million reported in the first quarter of 2011.

“Today we announced strong first quarter results, driven by stronger than forecasted growth across each of our three operating segments, and supported by tight expense control across the business,” said Gregg Engles, Chairman and CEO. “As a result, consolidated adjusted operating income increased 42% above year ago levels.

“Our financial performance was further bolstered by declining interest expense, resulting in first quarter adjusted diluted earnings per share of $0.31, more than double the previous year and the sixth straight quarter we have delivered adjusted EPS at or above our guidance.”

Net income attributable to Dean Foods totaled $38 million, compared to net income of $25 million in the prior year’s first quarter. Adjusted net income for the first quarter was $57 million, a 129% increase from $25 million in the first quarter of 2011.

Net sales for the first quarter totaled $3.2 billion, compared to $3.0 billion of net sales in the first quarter of 2011.

Summary of Dean Foods First Quarter 2012 Operating Results

	Q1 2012
	$ millions	Y/Y
	(except EPS)	Change
Consolidated Adjusted Operating Income	$152	+42%

Adjusted Interest Expense	$60	-8%

Consolidated Adjusted Net Income	$57	+129%

Adjusted Diluted Earnings per Share	$0.31	+121%

WHITEWAVE – ALPRO

For the first quarter of 2012, the WhiteWave-Alpro segment reported net sales of $571 million, 13% higher than first quarter 2011 net sales of $507 million, and the highest net sales in the history of the segment. Strong category growth, and continued investment in brand building, innovation, and marketing drove the first quarter performance.

First Quarter 2012 WhiteWave-Alpro Summary

	Q1 2012	Y/Y
	$ millions	Change
Net Sales	$571	+13%

Operating Income	$60	+31%

Among the product categories at WhiteWave-Alpro, sales in the Coffee Creamers and Beverages platform increased more than 20% in the first quarter, driven by strong International Delight creamers sales and augmented by the rollout of new iced coffee products. The Coffee Creamers and Beverages platform includes coffee creamers under the International Delight®, Land O’Lakes®, Silk® and Horizon Organic® brands, as well as International Delight Iced Coffee. Sales of Plant-based Beverages, which includes Silk® soy, almond and coconut milk products, also increased more than 20% in the first quarter on accelerating growth of Silk PureAlmond®. Sales of Value-Added Dairy, which includes Horizon Organic® branded milk and other products, increased mid-single digits as mild winter weather resulted in higher organic raw milk supply than initially forecasted and price increases to offset higher milk costs were put into the marketplace. Alpro net sales increased mid-single digits in the first quarter on a Euro basis and were approximately flat after currency translation.

A culture of efficiency and expense control at WhiteWave-Alpro leveraged 13% top-line growth to 31% operating income growth in the first quarter. For the quarter, WhiteWave-Alpro operating income was $60 million, versus $46 million in the first quarter of 2011.

FRESH DAIRY DIRECT

First Quarter 2012 Fresh Dairy Direct Summary

Y/Y
	Q1 2012	Change
Fluid Milk Volume	—	+0.4%

Fluid Milk Volume, adjusted*	—	+1.8%

Operating Income ($ millions)	$101	+18%

*	adjusted to exclude the estimated impact of the September 2011 Waukesha, WI plant divestiture

A more favorable commodity environment and a continued focus on the fundamentals of cost reduction, price realization, and sales volume growth led to a strong quarterly performance at Fresh Dairy Direct. For the first quarter, Fresh Dairy Direct fluid milk volumes increased 0.4% on a year-over-year basis. This compares to the balance of the industry that experienced a volume decline of approximately 2.9% on a year-over-year basis, based on USDA data and company estimates. Excluding the estimated impact of the September 2011 divestiture of the Waukesha facility, Fresh Dairy Direct fluid milk volumes increased 1.8% in the first quarter of 2012.

The pass-through of higher average commodity costs and volume growth resulted in Fresh Dairy Direct net sales of $2.3 billion, a 4% increase from $2.2 billion in net sales for the first quarter of 2011. The first quarter 2012 average Class I Mover, a measure of raw milk costs, was $17.38 per hundred-weight, an increase of 6% over the first quarter of 2011, but a decrease of 8% from the fourth quarter of 2011.

First quarter Fresh Dairy Direct operating income was $101 million, an 18% increase from the $86 million in the first quarter of 2011.

MORNINGSTAR

First Quarter 2012 Morningstar Summary

Y/Y
	Q1 2012	Change
Volume	—	flat

Volume, adjusted*	—	+16%

Operating Income ($ millions)	$29	+13%

*	adjusted to exclude the estimated impact of April 2011 yogurt divestiture

First quarter Morningstar volumes were essentially flat, reflecting strong core volume sales across both retail and foodservice channels, offset by the impact of the April 2011 divestiture of its yogurt business. Excluding the impact of the divestiture, first quarter 2012 Morningstar volume increased 16% from the first quarter of 2011, reflecting the Company’s continued success in partnering with winning customers to drive growth. Volumes were also supported by warmer weather, which helped drive ice cream mix sales.

Core volume growth and a more favorable commodity environment drove Morningstar net sales of $325 million, a 5% increase over the prior year first quarter, despite the April 2011 divestiture of its yogurt business. Morningstar operating income increased 13% in the first quarter to $29 million, from $25 million in the first quarter of 2011.

CORPORATE EXPENSE

Managements’ efforts to reduce SG&A expense resulted in a significant decline in Corporate expense in the quarter. First quarter 2012 Corporate expense totaled $38 million, compared to $60 million in the year ago period. First quarter 2012 adjusted Corporate expense totaled $38 million, a 27% decline from the $53 million reported in the first quarter of 2011.

CASH FLOW

Net cash provided by continuing operations for the quarter ended March 31, 2012 totaled $3 million, compared to $37 million in the first quarter of 2011. Free cash flow used in operations, which is defined as net cash provided by continuing operations less capital expenditures, was $41 million, compared to $3 million in the first quarter of 2011. Management expects positive free cash flow throughout the balance of the year. A reconciliation between net cash provided by continuing operations and free cash flow used in continuing operations is included below.

Capital expenditures for the first quarter of 2012 totaled $45 million, compared to $40 million in the year ago period. During the quarter, total debt outstanding, net of cash on hand, increased by $36 million to $3.7 billion. The increase in net debt in the quarter is largely due to litigation settlement payments and a small increase in working capital. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, declined to 4.41x as of the end of the first quarter versus a maximum leverage covenant ratio of 5.5x. Management continues to focus on reducing its overall leverage and now expects Dean Foods leverage ratio to be at or below 4.0x by year end.

FORWARD OUTLOOK

“Given our significant momentum in the first quarter, the cautious optimism that we expressed last quarter has turned less cautious” continued Engles. “All three operating segments performed well in the first quarter, and we expect strong full year growth across the business.

“At WhiteWave-Alpro, first quarter top-line growth accelerated behind strength in our core products as well as strong early consumer interest in our new product introductions. Looking ahead, we expect continued solid top and bottom-line growth. Our Dallas plant start-up costs and marketing spend in support of new product launches will increase in the second quarter from the first quarter. Given the first quarter’s strong performance, however, we now expect full-year WhiteWave-Alpro operating income growth to be in the high-teens.

“Fresh Dairy Direct continued to outperform the industry from a volume perspective. This, combined with price realization and cost reductions, resulted in strong first quarter profit growth for FDD. Looking ahead, we will continue to focus on the fundamentals of the business: volume, price realization, and cost reduction. With our outlook for a relatively more stable commodity environment through 2012, we expect continued strong growth for the second quarter and the full year. For the full year, we expect low-teens operating income growth for Fresh Dairy Direct.

“Morningstar’s balanced business across foodservice and retail also produced solid first quarter results as we continue to partner with winning customers. Given Morningstar’s strong start, we expect full year operating income growth in the mid-teens.

“In light of our more favorable operating outlook, our expectations for continued SG&A savings, and lower interest expense over the balance of the year, we expect second quarter adjusted earnings per share of $0.28- $0.33. We are also increasing our full year guidance to a range of $1.10-$1.20 in adjusted earnings per share.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is a leading food and beverage company in the United States and a European leader in branded plant-based foods and beverages. The Company’s Fresh Dairy Direct segment is one of the nation’s largest processors and direct-to-store distributors of fluid milk marketed under more than 50 local and regional dairy brands and private labels. Fresh Dairy Direct also distributes ice cream, cultured products, juices, teas, bottled water and other products. The WhiteWave-Alpro segment produces and sells an array of nationally and internationally branded dairy, plant-based food and beverages, and coffee creamers. WhiteWave brands—including Silk®, Horizon Organic®, International Delight®, and LAND O’LAKES®—are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. Morningstar Foods is a leading warehouse delivery dairy business that produces and sells traditional and specialty dairy items, including cultured dairy products, ice cream mixes, coffee creamers, aerosol whipped toppings, traditional and value-added milks, and blended iced beverages to retailers and foodservice providers nationwide. For more information, visit www.deanfoods.com.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures, capital expenditures, new product launches and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED*
	Three months ended March 31,		Three months ended March 31,
	2012	2011	2012		2011
Net sales	$3,214,094	$3,049,854	$3,214,094		$3,049,854
Cost of sales	2,426,241	2,299,572	2,426,241		2,299,572

Gross profit	787,853	750,282	787,853		750,282

Operating costs and expenses:
Selling and distribution	504,235	485,802	504,235		485,802
General and administrative	129,505	164,662	129,505		156,811	(a)
Amortization of intangibles	2,285	2,738	2,285		2,738
Facility closing and reorganization costs	28,822	10,643	—	(b)	—	(b)
Other operating income	—	(19,490)	—		—	(a)
Loss attributable to non-controlling interest in Hero JV	—	—	—		(1,837	)(c)

Total operating costs and expenses	664,847	644,355	636,025		643,514

Operating income	123,006	105,927	151,828		106,768

Interest expense	60,747	65,270	59,897	(d)	65,270
Other (income) expense, net	554	(48)	554		(45)

Income from continuing operations before income taxes	61,705	40,705	91,377		41,543
Income tax expense	23,822	17,323	34,528	(e)	16,734	(e)

Net income	37,883	23,382	56,849		24,809
Net loss attributable to non-controlling interest	—	1,881	—		—	(c)

Net income attributable to Dean Foods Company	$37,883	$25,263	$56,849		$24,809

Average common shares:
Basic	184,105	182,817	184,105		182,817
Diluted	184,948	183,293	184,948		183,293

Basic earnings per common share:
Net income attributable to Dean Foods Company	$0.21	$0.14	$0.31		$0.14

Diluted earnings per common share:
Net income attributable to Dean Foods Company	$0.20	$0.14	$0.31		$0.14

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$130,309	$114,851
Other current assets	1,592,580	1,601,471

Total current assets	1,722,889	1,716,322
Property, plant and equipment, net	2,083,432	2,114,380
Intangibles and other assets, net	1,952,311	1,923,661

Total Assets	$5,758,632	$5,754,363

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities, excluding debt	$1,173,221	$1,293,003
Total long-term debt, including current portion	3,817,740	3,765,928
Other long-term liabilities	820,403	794,083
Total deficit	(52,732)	(103,398)
Non-controlling interest	—	4,747

Total Dean Foods Company stockholders’ deficit	(52,732)	(98,651)

Total Liabilities and Stockholders’ Deficit	$5,758,632	$5,754,363

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2012	2011
Operating Activities
Net cash provided by operating activities	$3,222	$37,183

Investing Activities
Payments for property, plant and equipment	(44,517)	(40,411)
Proceeds from insurance claims	2,996	—
Proceeds from divestitures	—	91,780
Other, net	(790)	—
Proceeds from sale of fixed assets	1,554	1,807

Net cash provided by (used in) investing activities	(40,757)	53,176

Financing Activities
Net proceeds from (repayment of) debt	51,604	(79,037)
Issuance of common stock, net	(2,255)	(580)
Capital contribution from non-controlling interest	—	2,913
Tax savings on share-based compensation	286	—

Net cash provided by (used in) financing activities	49,635	(76,704)

Effect of exchange rate changes on cash and cash equivalents	3,358	2,947

Increase in cash and cash equivalents	15,458	16,602
Cash and cash equivalents, beginning of period	114,851	92,007

Cash and cash equivalents, end of period	$130,309	$108,609

Computation of Free Cash Flow used in continuing operations

Net cash provided by continuing operations	$3,222	$37,183
Net additions to property, plant and equipment	(44,517)	(40,411)

Free cash flow used in continuing operations	$(41,295)	$(3,228)

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31, 2012
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Facility closing & reorganization costs (b)	Non-controlling interest in Hero JV (c)	Other adjustments (d)	Adjusted*
Segment operating income (loss):

Fresh Dairy Direct	$101,196	$—	$—	$—	$—	$101,196
Morningstar	28,750	—	—	—	—	28,750
Whitewave - Alpro	60,310	—	—	—	—	60,310
Corporate	(38,428)	—	—	—	—	(38,428)
Facility closing and reorganization costs	(28,822)	—	28,822	—	—	—

Total operating income	$123,006	$—	$28,822	$—	$—	$151,828

Net income attributable to Dean Foods Company (e)	$37,883	$—	$18,418	$—	$548	$56,849

Diluted earnings per share	$0.20	$—	$0.11	$—	$—	$0.31

	Three months ended March 31, 2011
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Facility closing & reorganization costs (b)	Non-controlling interest in Hero JV (c)	Other adjustments	Adjusted*
Segment operating income (loss):

Fresh Dairy Direct	$86,038	$—	$—	$—	$—	$86,038
Morningstar	25,444	—	—	—	—	25,444
Whitewave - Alpro	46,091	—	—	1,837	—	47,928
Corporate	(60,493)	7,851	—	—	—	(52,642)
Facility closing and reorganization costs	(10,643)	—	10,643	—	—	—
Other income	19,490	(19,490)	—	—	—	—

Total operating income	$105,927	$(11,639)	$10,643	$1,837	$—	$106,768

Net income attributable to Dean Foods Company (e)	$25,263	$(7,003)	$6,549	$—	$—	$24,809

Diluted earnings per share	$0.14	$(0.04)	$0.04	$—	$—	$0.14

*	See notes to Earnings Release Tables

For the three months ended March 31, 2012 and 2011, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of the following:

a.	A net gain resulting from the sale of our Mountain High yogurt operations, which closed on February 1, 2011, offset by charges recorded in conjunction with the divestiture of our manufacturing facility in Waukesha, Wisconsin; and

b.	Charges associated with the cease of use of certain corporate assets.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	In 2011, the results of operations for the Hero/WhiteWave joint venture were consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own. As of March 31, 2012, we have completed the shutdown of the operations and only an immaterial amount of assets remain as part of the investment. We may incur additional charges related to the final settlement with Hero Group.

(d)	The adjustment reflects the elimination of interest accretion in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee.

(e)	The adjustment reflects the income tax impact for income from continuing operations before income taxes on adjustments (a) through (d).